Exhibit 3.2

DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

Certificate of Correction (Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1.  The name of the entity for which correction is being made:

OLYMPIC WEDDINGS INTERNATIONAL, INC.

2.  Description of the original document for which correction is being made:

ARTICLES OF INCORPORATION

3.  Filing date of the original document for which correction is being made:            11/09/2004

4.  Description of the inaccuracy or defect.

INNACCURATE STOCK STRUCTURE OF 75,000 SHARES @ .001 PAR VALUE

5.  Correction of the inaccuracy or defect.

STOCK STRUCTURE SHOULD BE 75,000,000 @ .001 PAR VALUE

6. Signature:

/s/ Brent Sheppard	Incorporator	11/19/2004
Authorized Signature	Title*	Date

* If entity is a Corporation, it must be sgined by an Officer if stock has been issued OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Partnership or Limited-Liability Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanies by appropriate fees.	Nevada Secretary of State AM Correction 2003 Revised on: 10/24/03